UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 19, 2011

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s first quarter earnings presentation to investors on April 19, 2011.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on April 19, 2011, which included IBM’s press release dated April 19, 2011.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 20, 2011

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

Attachment I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and CFO — Finance and Enterprise Transformation.  Thank you for joining our first quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

1Q 2011 Highlights

Thanks for joining us today.

In the first quarter we drove 8 percent revenue growth, expanded gross, pre-tax and net margins, and delivered operating earnings per share of $2.41, up 21 percent year to year.

With this performance we are increasing our full year 2011 expectation for operating earnings per share to at least $13.15.  This is a great start on the road to our 2015 objective.

Looking at the drivers of our 8 percent revenue growth, Systems and Technology was up 19 percent, with double-digit growth in every platform, led by our System z mainframe and Power offerings.   Our software revenue was up 10 percent without the divested PLM operations, or 8 percent at constant currency.  Our total services revenue was up 6 percent, with outsourcing up 7 percent.  Our total services revenue growth rate improved from the fourth quarter.  As we’ve discussed the last couple of quarters the revenue is more influenced by the backlog dynamics than current period transactions, and our total backlog ended the quarter at $142 billion.  That’s up $8 billion year to year, or one and a half billion dollars at constant currency.

From a sector perspective, our two largest customer sets, Financial Services and General Business were each up double-digits.  Combined they represent about half of our revenue.

Our key growth plays had fantastic performance.  We once again had a very strong quarter in the growth markets, up 12 percent at constant currency, with almost 40 countries up double-digits.  Business analytics revenue was up 20 percent, with strong contribution from both software offerings and our consulting business.  Cloud revenue was up by a factor of 5.  And Smarter Planet was up about 20 percent.

Key Financial Metrics

Along with IBM’s strong revenue growth we had great margin performance.  We expanded operating gross margin by 80 basis points.  The improvement was broad based, with particularly strong performance in Systems and Technology. With operating expense growing in line with revenue, we improved operating pre-tax and net margins by 6 tenths.  This quarter we really demonstrated the leverage in our model.  Bottom line, we delivered operating EPS of $2.41, which was up 21 percent year to year.

Our strong earnings performance generated $800 million of free cash flow in the quarter, and in the last 12 months we’ve generated over $15 billion of free cash flow.  In terms of use of capital, we’ve had a robust program to return value to shareholders.  We returned almost $5 billion in share repurchases and dividends this quarter, and almost $19 billion over the last year.

Now I’ll get into the first quarter details, starting with revenue by geography.

Revenue by Geography

With 5 percent constant currency revenue growth, we had strong performance in major markets and growth markets.  I’ll focus the geo comments on constant currency.

Major markets revenue was up 3 percent.  The U.S., our largest market, was up 7 percent and Canada was up 9 percent, leveraging the value of our z, Power, and software offerings.  For the second consecutive quarter Europe’s performance was led by double-digit growth in France.

Our growth markets continued very powerful performance, up 12 percent, outpacing the majors by 9 points.  The combined revenue in the BRICs was up 22 percent, with growth in each of the four countries, and particularly strong growth in China which was up 33 percent, and Russia, up 53 percent.  We’re continuing expansion into new markets, and this quarter we had double-digit growth in almost 40 growth market countries.  We are leveraging our high end systems and our software portfolio, and implementing transformational services projects.  So this quarter we had 19 percent growth in hardware, with great performance in mainframe, and Power, and System x, and we had 16 percent growth in software.  In services, we had outsourcing growth of 12 percent, and our outsourcing signings more than doubled.  Recall that last quarter our signings in the growth markets were up about 250 percent, so we have continued strong performance in services.  With this performance, we gained share in hardware, software and total services, and in growth markets overall.

Now while we’re discussing our geographic results, I want to spend a minute on Japan.  We have 11 percent of our revenue in Japan, with the bulk of our business in services, which is predominantly annuity-based, and so tends to be more stable through various market conditions.  Looking at the dynamics in the quarter, we had some deterioration in March, but it really wasn’t that different than what we saw through February.  So we did not see a big change in the trajectory of the business. Our employees did a great job working with our clients in a very challenging environment, and I want to congratulate them on their tremendous effort.

Revenue and Gross Profit Margin by Segment

Turning to revenue and gross margin by segment, the total services revenue growth rate improved to 6 percent, or 3 percent at constant currency.  Global Technology Services led the improvement with higher revenue from backlog and growth from our existing accounts.  Systems and Technology again had powerful performance, with almost 20 percent growth.  We had strong growth in every platform, all were up double-digits at actual rates.  The most impressive growth was in our high value systems, System z mainframes were up 41 percent, and Power was up almost 20 percent as we continue to displace competitive systems.  Our software growth was also very strong, up 10 percent or 8 percent at constant currency, both excluding the divested PLM operations.  Growth was led by business analytics, storage management and business integration, and Netezza is off to a great start.

Turning to gross profit, our operating gross profit margin improved 80 basis points, led by systems and software.  The largest contribution came from Systems and Technology, driven by improvements in every systems brand, and an improving mix.  We also expanded gross margin in Software, Global Business Services, and Global Financing.

Now let’s take a look below the gross profit line to our expense and spending profile.

Expense Summary

Our Total Operating Expense and Other Income was up 8 percent, in line with our revenue growth.  The increase was driven by acquisitions over the last 12 months, which contributed 4 points of the increase.  This is an assessment of our operating expense, and so excludes the impact of amortization.  Base expense, excluding currency and acquisitions, was up 4 points driven by a higher level of expense to support this quarter’s revenue performance.

Now I’ll comment on a few items that had larger year-to-year impacts to our profit.  First, we had investment gains associated with asset sales in the quarter, which totaled about $200 million.  In our call in January, I mentioned that the investment gains would be relatively offset by a charge for workforce rebalancing actions.   This quarter our workforce rebalancing charges were about $220 million, with the majority of the spending in Europe. And, if you recall in the first quarter of last year, we had a gain of almost $600 million associated with the sale of our PLM operations to Dassault, and this was effectively offset by our workforce rebalancing charges of $560 million.  So we had a very similar dynamic, with a gain offsetting our workforce rebalancing charges.  Now in fact, when you look at the combined impact of the two unique items last year and the two this year, there is minimal impact on IBM’s year-to-year performance in the first quarter, though it does impact the segment dynamics.

Pre-Tax Income By Segment

This is because the workforce rebalancing activity in both years was incurred in every segment, but last year’s PLM gain was booked in software, and the investment gains this year were primarily booked above our segment level.

We’ve provided here a normalized view of the profit and margin dynamics, by removing last year’s PLM gain and workforce rebalancing charges from both years.  This gives you a better view of the underlying operational performance of the segments.  You can see that our profit and margin performance is broad-based — with strong pre-tax profit growth in every segment.

So let’s get into the segments.

Services Segments

The two services segments delivered $14.6 billion in revenue, up 6 percent as reported and up 3 percent at constant currency.  Global Technology Services grew 6 percent as reported and Global Business Services grew 7 percent as reported, both were up 3 percent at constant currency.  Looking at a different cut of the revenue — total transactional revenue was $5.9 billion up 6 percent, or 3 percent at constant currency, and total outsourcing revenue was $6.8 billion up 7 percent as reported and 4 percent at constant currency.

Last quarter, we showed you a chart that described the revenue dynamics of our outsourcing businesses.  We’ve included that exact chart again as reference, and you can find it in our supplemental charts.  We described how roughly 85 percent of our annual outsourcing revenue comes from the backlog at the beginning of year, with the remaining 15 percent coming predominately from new sales into our existing client base, and a very small fraction coming from new signings.  We saw those dynamics reflected in the outsourcing results this quarter.  Revenue from backlog was up over 3 percent and revenue from sales into our existing base accounts was up as well, driving total constant currency outsourcing growth of 4 percent.

Total backlog was $142 billion, up $8 billion year to year and up a billion and a half dollars excluding currency.  As we’ve discussed the past few quarters, backlog is a more stable and comprehensive metric, with performance characteristics more similar to revenue, especially for outsourcing.   This quarter, backlog growth was driven by an increase in the opening backlog, lower levels of erosion, growth in our base accounts and currency.

Now let’s move on to the two segments.

In Global Technology Services, revenue was $9.9 billion.   GTS Outsourcing revenue was up 6 percent as reported and 3 percent at constant currency.   Revenue growth at constant currency improved by 2 points over last quarter.  This was driven primarily by increased revenue from backlog and double-digit growth in add-on business in our Strategic Outsourcing base accounts.  Growth markets continued to drive strong performance, with revenue up 11 percent year to year at constant currency.

Integrated Technology Services revenue grew 7 percent as reported and 4 percent at constant currency.  Here too, ITS was up 11 percent at constant currency in the growth markets.

Global Technology Services pre-tax income, normalized for the workforce rebalancing charges in both years, was up 10 percent, with a half point of PTI margin expansion.

Turning to Global Business Services, revenue was $4.7 billion.  Starting this quarter, we will provide the outsourcing and transactional revenue elements for Global Business Services.  We believe this will give you better insight into our revenue dynamics.   Application Outsourcing revenue, which was just over 20 percent of GBS revenue, was up 10 percent as reported and 6 percent at constant currency.  And Consulting and Systems Integration, which includes Consulting, AMS systems integration, and the U.S. Federal business, grew 6 percent as reported and 2 percent at constant currency.

From a geographic perspective, we had good performance in GBS in North America, which was up 6 percent at constant currency.   From a sector perspective, growth was led by Distribution, General Business, and Communications.   And we continued to have strong performance in our growth initiatives in GBS, with Business Analytics revenue up over 30 percent.

Global Business Services normalized pre-tax profit was up a very strong 19 percent, with a point and a half of margin expansion.  This expansion was driven by improved utilization, delivery excellence, and improved spending management.

Software Segment

Software had a strong quarter with revenue of $5.3 billion, which is up 6 percent or 4 percent at constant currency.  Adjusting for the divestiture of PLM, which is a more appropriate view of our ongoing business, our revenue is up 10 percent, or 8 percent at constant currency.  Key Branded Middleware grew 16 percent, gaining share for the 14th straight quarter and the clear leader of the middleware market.  Key Branded Middleware accounted for 61 percent of our total software revenue, so we’re mixing into a higher growth element of the business.  Gartner once again named IBM the worldwide market share leader in the application infrastructure and middleware segment, extending our lead to nearly double that of our nearest competitor.

Now, let me take you through the drivers by brand.

WebSphere had another strong quarter, growing about 50 percent and gaining share.   Application Servers and Business Integration, two of the largest product sets in WebSphere, each grew nearly 30 percent.  Sterling Commerce, Unica and Coremetrics were also strong contributors to WebSphere’s performance.

Information Management had another good quarter, up 13 percent.  Business Analytics software was up double digits for the sixth consecutive quarter.  Our Distributed Database had an outstanding quarter, with double-digit growth in our base business, complemented by exceptional performance by Netezza.  Netezza’s transactional volumes are up 50 percent versus a year ago before we acquired them.  We know that when we go head-to-head against competition in customer Proof of Concepts, we win 80 percent of the time.   So this is a really strong offering.

Tivoli software grew 8 percent and we held share.  Tivoli Storage grew 20 percent, driven by over 60 percent growth in software for XIV.

Rational Software grew 5 percent year to year in the first quarter.  Rational’s Jazz-based products grew 64 percent year to year,  the fifth consecutive quarter of year-to-year growth over 50 percent.

Software delivered pre-tax income of $1.7 billion and margin over 28 percent.  PTI is up 9 percent normalized for the prior year gain on the sale of PLM to Dassault, as well as charges for workforce rebalancing activities in both years.

Systems & Technology Segment

Systems & Technology revenue was $4 billion, up 19 percent year to year or 16 percent at constant currency.  This is the best first quarter growth in over a decade.  Revenue was driven by double-digit growth in all brands: System z, Power, System x, Storage, Retail Store Solutions and Microelectronics.  Growth Markets grew 19 percent at constant currency, and we had double-digit growth in the major markets as well.

Globally we gained 2 points of market share in Total Servers with strong share gains of 4 points in both mainframe and Power.

Gross profit margin expanded 5 points year to year to 38 percent and normalized pre-tax margin was up seven and a half points.

Now, let me take you through the brands.

System z revenue grew 41 percent year to year.  MIPS grew 34 percent year to year, that’s the highest first quarter MIPS growth since 2004.

Power Systems grew 19 percent year to year.  Entry systems more than doubled year to year and the high-end grew over 30 percent, reflecting the strong market acceptance of our Power7 product line.  We extended our market leadership this quarter, the 12th consecutive quarter of year-to-year share gain.  IBM’s strong performance accounted for almost all of the UNIX industry’s 8 percent growth.  In the first quarter we had 210 competitive displacements which results in over $200 million of business.  Roughly 60 percent of these wins came from Oracle’s legacy Sun installed accounts and 30 percent from HP installed accounts.  Since first quarter 2009, IBM drove nearly 2,000 competitive displacements for about $2 billion of business.

In February, IBM demonstrated how an optimized commercially available midrange Power 750 system we call “Watson” could interpret natural language and answer complex questions in real time.  We did not invest in this just to play the game of Jeopardy, we invested to provide business applications leadership to our clients.

Storage hardware revenue grew 10 percent year to year, driven by disk, which was up 13 percent.  In the growth markets, Storage revenue grew 14 percent at constant currency.

System x revenue grew 13 percent and held share.  This is the sixth consecutive quarter of double-digit growth.  High-end System x grew 42 percent, and gained share.

Retail Store Solutions grew 18 percent and extended IBM’s leadership position as a point of sale provider.

Microelectronics OEM revenue was up 23 percent year to year.

Overall, Systems & Technology had a great start to 2011 with a strong performance, with revenue up 19 percent, gross profit margin up 5 points, and normalized pre-tax income up nearly $300 million — with margin up seven and a half points.

Cash Flow Analysis

Turning to cash flow, we generated $800 million of free cash flow in the quarter, which is down $600 million year to year.  The year-to-year decline is driven entirely by an $800 million increase due to income tax settlement payments.  Excluding the impact of tax payments, free cash flow would have been up about $150 million year to year.

In addition, we continued to invest in our business to drive future growth.  Net capital expenditures were up $150 million year to year in support of new services contracts and investments in semiconductor tools.  Our inventory continues to be well managed, and collections were strong.

Looking at the uses of our cash, we returned $4.8 billion to shareholders, $800 million in dividends and $4 billion in share repurchase, where we bought back twenty five and a half million shares.  At the end of the first quarter, we had $4.7 billion remaining in our buyback authorization.

Balance Sheet Summary

Looking at the balance sheet, we ended the quarter with a cash balance of $13.2 billion, up $1.6 billion from year end.

Total debt was $30.3 billion, of which nearly $24 billion was in support of our financing business, which is leveraged at seven to one.  Our non-financing debt was six and a half billion dollars, and our non-financing debt-to-cap was 25 percent, up from 23 percent at the end of the year.   With this amount of leverage, we continue to have a high degree of financial flexibility.

Our balance sheet remains strong and positioned to support the business over the long term.

Operating EPS Bridge - 1Q10 to 1Q11

So let me start to wrap up with the drivers of our operating earnings per share performance.

This quarter, 8 percent revenue growth made a strong contribution to our earnings growth — 15 cents year to year.  Margin expansion, in this case driven by gross margin, added 11 cents.  And lower share count contributed 15 cents.  So we had fairly balanced contribution from each.

1Q 2011 Summary

Now let me put our first quarter performance in the context of the drivers of our 2015 roadmap.

Our revenue was up 8 percent, led by our transaction businesses and outsourcing.

Our growth plays are providing good lift.  Revenue in the growth markets was up 12 percent at constant currency, and represented almost half of our geographic revenue growth.  We had strong growth in System z, Power, System x, Software, and outsourcing.

Our business analytics revenue was up 20 percent, with 15 percent in software, and over 30 percent in GBS.   We’re continuing to build our capabilities, and “Watson” is a great example of our continued innovation in analytics.

With revenue from cloud offerings up by a factor of five, we’re on track to double our cloud revenue in 2011.  Last week we announced both new private cloud software and the “IBM Smart Cloud” designed to run production applications.  We believe this differentiated offering will be a leader in the enterprise cloud segment.

In Smarter Planet, which grew about 20 percent this quarter, we are applying IT outside our traditional market areas.  We’re combining our deep industry expertise with software and services capabilities to deliver solutions that range from improving automotive manufacturing productivity to optimizing core retail processes to intelligent transportation.

So we have good momentum in our growth plays, and are continuing to invest in the innovation to drive future growth.

The second major contributor to our roadmap is margin expansion.   This quarter, we drove significant margin improvement, with operating pre-tax and net margins each up 60 basis points.

This profit performance allows us not only to invest for the future, but to return significant value to shareholders.  In the first quarter we returned almost $5 billion to shareholders through a combination of share repurchase and dividends.

With this start to the year we are increasing our full year 2011 expectation for operating earnings per share to at least $13.15, on our way to operating EPS of at least $20 in 2015.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.  First, we have supplemental charts at the end of the deck that complement our prepared remarks.  Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.